Exhibit 10.13

Rental Agreement
(Translation)

Property Landlord: Yonggan Fang

Tenant: Shandong Jiajia International Freight & Forwarding Co., Ltd. Lianyungang Branch

Both parties have agreed on the following property leasing terms and entered this agreement for execution.

1.	Property Landlord leases its own housing property located at: China Logistic Mansion, Suite 804 to Tenant for use. The construction area of the property is 110 square meters.

2.
The annual rent for the property is RMB 30,000 (with internet access provided). The rental term commences on March 15th, 2013 and ends on March 14th, 2014. The tenant is required to pay the landlord the annual rent RMB 30,000 in cash by April 10th 2013.

3.	During the term, the landlord shall take responsibility for the following :

1)	the property in good condition for tenant’s use

2)	Regular check on the property and its attachments and bearing expenses for regular maintenance

3)	If landlord plans to sell or pledge the property, he/she should notice the tenant three months in advance.

4.	During the term, the tenant shall take responsibility for the following:

1)	Tenant shall get landlord’s written permission before making any remodel to the property or expansion of equipment use at the expenses of the tenant.

2)	Tenant is responsible for compensating or repairing the damages to the property or equipments due to the misuse or other negligent conduct of the tenant

3)	Tenant shall assist in the regular maintenance and check conducted by landlord on the property.

4)
Tenant shall return the property to the landlord upon expiration of the lease. If the tenant needs to continue to lease this property, the tenant shall negotiate with the landlord two months before expiration date, and both parties shall enter a new lease agreement based on negotiation.

5.
Breach: If either party is unable to perform this Agreement, the other party has the right to terminate the agreement before the expiration date, and the defaulting party shall bear the loss incurred; if the tenant doesn’t pay the due rents or other expense on time, the landlord has right to terminate the agreement and take back the property; if the tenant does not pay off outstanding bills, the landlord has right to detain some items of the tenant in the property.

6.	If the property and accessories are damaged due to force majeure, either party has no responsibility for the loss of the counterpart.

7.
Both parties shall take a consultative approach to solve the dispute during the lease, if consultations fail, they may file to the court which has jurisdiction over the prosecution for the legal proceeding.

8.	This lease agreement has two original copies with identical content. Each party has one original copy.

9.	Miscellaneous: The tenant shall pay for the electric bill on time every month.

Landlord: /s/ Yonggan Fang

Date: March 14, 2013

Tenant: Shandong Jiajia International Freight & Forwarding Co., Ltd. Lianyungang Branch

(corporate seal)

Date: March 14, 2013